Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net)	$851,340	$98.84

Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-158199-10
August 23, 2011

Pricing Supplement Addendum No. 43 dated August 23, 2011
To the Pricing Supplement No. ETN-3 dated October 1, 2010,
Prospectus Supplement dated March 25, 2009
and Prospectus dated March 25, 2009

Financial Products	Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net) Index (“ETNs”)

Issuer:	Credit Suisse AG, acting through its Nassau Branch
CUSIP/ISIN:	22542D845/US22542D8450
NYSE Arca Ticker Symbol:	CSMA
Aggregate Offering Price of ETNs:	$851,340
Public Offering Price per ETN:	$20.27
Principal Amount of ETNs:	$840,000
Principal Amount per ETN:	$20.00
Trade Date:	August 23, 2011
Settlement Date:	August 26, 2011
Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer
Proceeds to Issuer:	100.00% of the Aggregate Offering Price
Agent’s Discount and Commission:

0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to $0.03 per ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-9 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse